                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        FLOW INTERNATIONAL CORPORATION
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         FLOW INTERNATIONAL CORPORATION
           ---------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 26, 1998

To the Stockholders of Flow International Corporation:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Flow International Corporation, a Delaware Corporation, will be held on Wednesday, August 26, 1998, at 10:00 a.m., Pacific Daylight Time, at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington 98111, for the following purposes as described in the attached Proxy Statement:

1. To elect three directors to hold office for three-year terms ending at the 2001 Meeting of Stockholders or until their respective successors are elected and qualified;

2. To approve a change in the Company's state of incorporation from Delaware to Washington; and

3. To transact such other business as may properly come before such meeting or any adjournment thereof.

    Pursuant to the By-Laws, the Board of Directors has fixed the close of business on June 29, 1998, as the record date for determination of stockholders of the Company entitled to receive notice of and to vote at the Annual Meeting.

    So far as Management is aware, no business will properly come before the Annual Meeting other than the matters set forth above.

IF YOU CANNOT BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD APPOINTING RONALD W. TARRANT AND JOHN S. LENESS, OR EITHER OF THEM, AS YOUR PROXIES.

                                          John S. Leness
                                          Secretary

KENT, WASHINGTON
July 24, 1998

                    IT IS IMPORTANT THAT YOUR STOCK BE VOTED

                         FLOW INTERNATIONAL CORPORATION
                           23500 - 64TH AVENUE SOUTH
                             KENT, WASHINGTON 98032

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 26, 1998

                            ------------------------

    The following proxy statement is made in connection with solicitation by the Board of Directors of Flow International Corporation (the "Company") of the enclosed proxy for use at the Annual Meeting of Stockholders.

    Shares presented by properly executed proxy in the accompanying form will be voted at the meeting and, where instructions have been given by the stockholder, will be voted in accordance with such instructions. AS STATED IN THE PROXY, IF NO INSTRUCTIONS ARE GIVEN, THE STOCKHOLDER'S SHARES WILL BE VOTED ACCORDING TO THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. The proxy may be revoked at any time before its exercise by sending written notice of revocation to the Secretary of the Company, or by signing and delivering a proxy which is dated later, or, if the stockholder attends the meeting in person, by giving notice of revocation to the meeting judge.

    At the date of this statement, the only matters that Management intends to present are the election of directors and the approval of a change in the Company's state of incorporation from Delaware to Washington (the "Reincorporation"). If any other matters are properly brought before the meeting, the enclosed proxy gives discretionary authority to the persons named in such proxy to vote the shares in their best judgment.

    The 1998 Annual Report of the Company is enclosed herewith. The approximate mailing date of this proxy material is July 24, 1998.

                           OUTSTANDING SECURITIES AND
                                 VOTING RIGHTS

    The Company has only one class of capital stock outstanding entitled to be voted at the Annual Meeting: Common Stock with voting rights. On June 29, 1998, the record date for determining the stockholders entitled to vote at the Annual Meeting, there were 15,146,968 shares of Common Stock outstanding and entitled to vote.

    The last sale on the record date of the Company's Common Stock, as reported by NASDAQ, was $11.625 per share. Each share entitles the holder to one vote on all matters presented for stockholder approval including one vote for each director. There are no cumulative voting rights. Under Delaware law and the Company's Certificate of Incorporation, the election of directors requires the vote of the plurality of shares present in person or represented by proxy at the meeting and entitled to vote. Accordingly, the indication of an abstention on a proxy or the failure to vote either by proxy or in person will be treated as neither a vote "for" nor "against" the election of any director. Each of the other matters must be approved by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote. Abstention from voting will have the practical effect of voting against these matters since it is one less vote for approval. Broker nonvotes, shares held by brokers or nominees for the accounts of others as to which voting instructions have not been given, will be treated as shares that are present for determining a quorum. Brokers and nominees, under applicable law, may vote shares for which no instructions have been given in their discretion in the election of directors.

                             ELECTION OF DIRECTORS
                           (PROXY PROPOSAL NUMBER 1)

    According to the Certificate of Incorporation, the Board of Directors shall be composed of no less than five directors (except in the case of unfilled vacancies) and no more than nine directors who, beginning with the 1984 election of directors, were divided (as closely as possible) into three equal classes. The By-Laws provide that the number of directors shall be nine. The Certificate of Incorporation and the By-Laws also provide that outside directors are to be represented as closely as possible in equal numbers among the three classes.

    At the meeting three directors will be elected to serve for three-year terms expiring on the date of the 2001 Annual Meeting of Stockholders. Of the remaining directors, three are serving terms that will not expire until the 1999 Annual Meeting of Stockholders and three are serving terms that will not expire until the 2000 Annual Meeting of Stockholders. Each director elected will continue in office until his or her successor has been elected, or until his or her resignation or removal in the manner provided by the Certificate of Incorporation and By-Laws of the Company.

    The names of those persons nominated by the Board of Directors for the position of director of the Company and the names of the directors of the Company whose terms will continue after the Annual Meeting are listed below, accompanied by brief biographies. Shares represented by a properly executed proxy in the accompanying form will be voted for such nominees. Discretionary authority is reserved to vote such shares in the best judgment of the persons named in the proxy in the event that any person or persons other than the nominees listed below are to be voted upon at the meeting due to the unavailability of any nominee so listed.

    There are no family relationships between any nominee, director, or executive officer of the Company.

    The affirmative vote of a plurality of the votes cast by stockholders present in person or by proxy and entitled to vote at the meeting, a quorum being present, is required to elect the nominees listed below.

    The names of the nominees for directors and the continuing directors, together with certain information regarding them, are as follows:

NOMINEES (FOR TERMS OF THREE YEARS):

    RON D. BARBARO (age 66) was President of The Prudential Insurance Company of America, responsible for world-wide operations, and he retired in 1993. Mr. Barbaro was elected to the Board in 1995. He was responsible for Prudential's Canadian operation from 1985 to 1990. Mr. Barbaro serves on the Boards of: The Thomson Corporation, Equifax, Inc., The Prudential Life Insurance Company (Canada), Clairvest Group, Inc., Chairman of Canbra Foods Limited and Chairman of Nutra Ceuticals, Inc.

    ARLEN I. PRENTICE (age 60) is Co-Chairperson and Chief Executive Officer of Kibble & Prentice, Inc., which provides insurance and financial consulting services. He has served as a director of the Company since 1993. He has been Chairman or President of Kibble & Prentice for the past twenty-six years. Mr. Prentice serves as a director of Northland Telecommunications Corporation; Western Drug Distributors, Inc.; Starbucks Coffee Company and Percon, Inc.

    J. MICHAEL RIBAUDO (age 55) is the President of PHC Ancillary Services, Inc., a division of Physician Health Corporation, a multi-specialty, integrated medical management company. Dr. Ribaudo was elected to the Board in 1995. He also serves as a consultant to Healthsouth, a provider of rehabilitation services, which he joined in January of 1995 when Outpatient Surgery Center, a chain of free-standing ambulatory surgery centers he founded in 1985, merged with Healthsouth. Dr. Ribaudo graduated from Louisiana State University in 1963 and Louisiana State Medical School in 1967 and has had post graduate training at Emory University, Washington University and New York University.

                             THE BOARD OF DIRECTORS
                           RECOMMENDS A VOTE FOR THE
                         ELECTION OF THE ABOVE NOMINEES
                           FOR THE BOARD OF DIRECTORS

CONTINUING DIRECTORS:

    DANIEL J. EVANS (age 72) has been Chairman of Daniel J. Evans Associates, a consulting firm in Seattle, since 1989. Mr. Evans was appointed to the Company's Board of Directors in 1991 and his current term expires with the 2000 annual meeting. From 1965 through 1977 Mr. Evans was Governor of the State of Washington. From 1977 through 1983 he was President of The Evergreen State College. In 1983 he was appointed to the United States Senate to fill the seat of the late Senator Henry M. Jackson and won a special election to serve the remaining five years of the term. He did not seek a second term. Mr. Evans chaired the National Academy of Sciences Commission on Policy Options for Global Warming and is co-chair of the Washington Wildlife and Recreation Coalition. Mr. Evans serves as director of Western Wireless Inc., Tera Computer Company, Attachmate, Inc., and Puget Sound Energy Company, and as trustee for The Evergreen State College Foundation. Mr. Evans also serves on the Board of Regents of the University of Washington. Mr. Evans received a B.S. in 1948, and an M.S. in 1949, in civil engineering from the University of Washington.

    KATHRYN L. MUNRO (age 50) is Chief Executive, Southwest Region of Bank of America and Manager of the bank's Southwest Region retail and business banking network. Ms. Munro was elected to the Board in 1996 for a term expiring in 1999. Prior to her Arizona appointment, Ms. Munro served as Executive Vice President and Manager at Seafirst Bank in Seattle, Washington, where she held a variety of senior management positions in both the commercial and retail areas of the bank. She began her banking career in 1980. She currently serves as Chairman of the board of directors for the Arizona Multibank. She also serves on the boards of University of Arizona Foundation, Downtown Phoenix Partnership, the Heard Museum, the Valley of the Sun United Way, the Greater Phoenix Quality of Life Steering Committee and the Bank Administration Institute. Ms. Munro received a bachelor of science degree from Auburn University and a master's in business administration from the University of Washington.

    KENNETH M. ROBERTS (age 51) is President and Chief Investment Officer of Ken Roberts Investment Management, Inc., an investment advisory firm. Mr. Roberts is also President and Chief Executive Officer of Ken Roberts Financial Services, Inc. Mr. Roberts was appointed to the Company's Board of Directors in 1991 and his current term expires with the 2000 annual meeting. Mr. Roberts was, until November 1994, President and Chief Investment Officer of Ken Roberts Advisory Group, an investment advisory firm and subsidiary of the Spokane, Washington, office of Smith Barney Shearson, Inc. From 1981 to 1991 he was Vice President of Shearson Asset Management and Foster & Marshall Management, investment advisors, and President of Shearson Lehman Fundamental Value Fund, a registered investment company. From 1987 to 1991, Mr. Roberts was also a director of Shearson Lehman Fundamental Value Fund. Mr. Roberts received a B.A. from Whitworth College in 1968 and an M.B.A. from the Harvard Graduate School of Business in 1971.

    SANDRA F. ROREM (age 56) is the Senior Advisor for Health Care Operations, Providence Health System,. Ms. Rorem was elected to the Board in 1996 for a term expiring in 1999. She served from 1994 to 1998 as Chief Executive Officer of Medalia HealthCare in Seattle, Washington, a primary care medical group of over 300 doctors in over forty clinics throughout Puget Sound. Prior to joining Medalia in 1994, she served 17 years with the Seattle-based Sisters of Providence Medical Center, where she held various positions, including Administrator of the Physician Division and Associate Administrator of Clinics and Hospital Support Services. She is also a member of the American College of Health Care Executives, the American College of Medical Group Administrators, the Society of Teachers of Family Medicine, and the Society of Ambulatory Care Professionals. Ms. Rorem holds a master's in business administration from the University of Washington where she is a Faculty Associate for the Department of Family Medicine and Community Health.

    RONALD W. TARRANT (age 61) assumed the position of President and Chief Executive Officer in 1991. Mr. Tarrant succeeded Mr. Lloyd Andrews as Chairman following the 1994 Annual Meeting of Stockholders. Mr. Tarrant was appointed to the Board in 1991 and his current term expires with the 2000 annual meeting. He came to the Company from Augat, Inc., a New York Stock Exchange listed company, where, since 1987, he had been a corporate officer and Division Vice President of the Augat Communications Division, a manufacturer of equipment for the cable television and telecommunications industries. Mr. Tarrant was President of Telzon, Inc., prior to Augat's purchase of Telzon in 1984, and President of the subsidiary from 1984 to 1986. Mr. Tarrant also serves on the boards of Western Garnet, a Canadian company and Phenix Bio-Composites. Mr. Tarrant received a B.A. from Asbury College in 1959.

    DEAN D. THORNTON (age 69) retired from The Boeing Company in 1994 where he had been executive vice president, a member of the executive council, and since 1985, President of Boeing Commercial Airplane Group. Mr. Thornton has served as a director of the Company since 1993, and his current term expires with the 1999 Annual Meeting. Mr. Thornton joined Boeing in 1963 as Assistant Treasurer and was elected Treasurer in 1966. He served in a variety of executive assignments including Vice President of Finance, contracts and international operations for the commercial airplane company and Vice President -- General Manager of the 767 Division. Mr. Thornton serves on the Board of Directors of Principal Financial Group of Des Moines, Iowa and is also a member of the Board of Trustees of the Seattle Art Museum. Mr. Thornton received a B.S. in business from the University of Idaho in 1952.

    The Board of Directors held five meetings during the fiscal year ended April 30, 1998. All directors attended at least 75% of all Board and committee meetings. The numbers of meetings of each Committee of the Board are described below. All members of each Committee attended all meetings.

                               COMMITTEES OF THE
                               BOARD OF DIRECTORS

    The Company has an Audit Committee, a Compensation and Plan Administrator Committee, a Mergers and Acquisitions Committee and a Nominating Committee.

    AUDIT COMMITTEE. The function of the Audit Committee is to monitor the effectiveness of the audit effort and the Company's financial and accounting organization and financial reporting and to select a firm of certified public accountants whose duty it is to audit the books and accounts of the Company for the fiscal year for which they are appointed. The members of the Audit Committee are Dean D. Thornton, Kenneth M. Roberts, J. Michael Ribaudo and Kathryn L. Munro. The Audit Committee held four meetings in the fiscal year ended April 30, 1998.

    COMPENSATION AND PLAN ADMINISTRATOR COMMITTEE. The function of the Compensation and Plan Administrator Committee is to structure the Company's executive compensation program, to set compensation guidelines for officers and management of the Company and to review and approve compensation for the Chairman and the Chief Executive Officer. The Committee also acts as Administrator of the Company's stock option plans, determining the terms, amounts and recipients of stock option grants. The members are Arlen I. Prentice, Daniel J. Evans and Ron Barbaro. There were two meetings of the Compensation Committee during the fiscal year ended April 30, 1998.

    MERGERS AND ACQUISITIONS COMMITTEE. The function of the Mergers and Acquisitions Committee is to review potential opportunities for acquisitions, mergers or similar transactions. The members of the Mergers and Acquisitions Committee are Kenneth M. Roberts, Ron Barbaro and Ronald W. Tarrant. There were two meetings of the Mergers and Acquisitions Committee during the fiscal year ended April 30, 1998.

    NOMINATING COMMITTEE. The function of the Nominating Committee is to recommend to the Board individuals to fill Board vacancies and to consider issues of Board composition and organization.

Ronald W. Tarrant, Sandra F. Rorem and Arlen I. Prentice serve on the Nominating Committee. The Nominating Committee did not meet during the fiscal year ended April 30, 1998.

    The Company pays directors who are not employees of the Company an annual retainer of $6,000, $1,000 for each Board and Committee meeting attended in person or $500 for each Committee or telephonic meeting, up to a maximum of one Board and one Committee fee per day, and $600 per day or $300 per half-day or part thereof, for time spent on business of the Company at the request of the Chairman of the Board of Directors, and reimburses them for related out-of-pocket travel and other expenses. Committee chairmen are paid $750 per Committee meeting in lieu of the regular $500 fee. Directors also receive grants of options under the 1987 Stock Option Plan for Nonemployee Directors. The Company has adopted a retirement policy providing that directors will receive, following their retirement, annual amounts equal to the annual retainer paid to them at the time of retirement, for a period equal to the director's years of service on the Board, up to a maximum of nine years.

                                   MANAGEMENT

EXECUTIVE OFFICERS

    The executive officers of the Company are:

         NAME           AGE                       POSITION
----------------------  ---  ---------------------------------------------------
R. BRAD LAWRENCE        51   EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING
                              OFFICER

JOHN S. LENESS          38   GENERAL COUNSEL AND CORPORATE SECRETARY

STEPHEN D. REICHENBACH  36   EXECUTIVE VICE PRESIDENT, TREASURER AND CHIEF
                              FINANCIAL OFFICER

RONALD W. TARRANT       61   CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Each executive officer of the Company is elected or appointed annually by the Board of Directors.

    R. BRAD LAWRENCE joined the Company in August 1996 as Executive Vice President -- Automated Systems and Services and was appointed Executive Vice President in March 1997 and became Chief Operating Officer in 1997. Mr. Lawrence was Chief Executive Officer of Conductive Rubber Technologies, a manufacturer of keypads, for five years prior to joining the Company, had previously served as Assistant General Manager for the Kenworth Truck Company, and had spent twenty years with Rockwell International culminating as the Vice President and General Manager of Rockwell's Gas Products Business Unit.

    JOHN S. LENESS joined the Company in June 1990 as its Corporate Counsel, became General Counsel in December 1990, was appointed Assistant Secretary in January 1991 and Secretary in February 1991. Prior to joining the Company, Mr. Leness had been associated since 1986 with the Perkins Coie law firm.

    STEPHEN D. REICHENBACH joined the Company in September 1992 when the Company acquired Spider Staging Corporation, was appointed Treasurer in March 1993, Vice President of Finance in 1996 and Executive Vice President in March 1997. Prior to joining the Company, Mr. Reichenbach had been associated since 1989 with Spider Staging Corporation as its Controller and had been with Ernst & Whinney from 1985 to 1989.

    RONALD W. TARRANT (Biographical information for Mr. Tarrant appears above).

          STOCK OWNERSHIP OF MANAGEMENT AND OF PRINCIPAL STOCKHOLDERS

    The following table sets forth information as of June 29, 1998, with respect to each stockholder known by the Company to be the beneficial owner of more than five percent (5%) of any class of voting securities of the Company, each director, those executive officers listed in the Summary Compensation Table below and all directors and executive officers of the Company as a group. Currently, the Company's sole class of voting securities outstanding is Common Stock. Except as noted below, each person has sole voting and investment powers with respect to the shares shown. The address for each of the persons listed below, is 23500 64th Avenue South, Kent, Washington 98032.

                                                                     PERCENT OF
                                                                     OUTSTANDING
NAME AND POSITION                                 NUMBER OF SHARES     SHARES
------------------------------------------------  ----------------   -----------
RON BARBARO, DIRECTOR...........................      33,000(1)         *

THOMAS A. CROSS, FORMER EXECUTIVE OFFICER.......           0            *

DANIEL J. EVANS, DIRECTOR.......................      86,000(2)          0.6%

R. BRAD LAWRENCE, EXECUTIVE OFFICER.............      58,393(3)         *

JOHN S. LENESS, EXECUTIVE OFFICER...............     128,541(4)          0.8%

KATHRYN L. MUNRO, DIRECTOR......................      16,000(5)         *

ARLEN I. PRENTICE, DIRECTOR.....................      88,579(6)          0.6%

STEPHEN D. REICHENBACH, EXECUTIVE OFFICER.......      56,996(7)          0.5%

J. MICHAEL RIBAUDO, DIRECTOR....................     157,874(1)          1.0%

KENNETH M. ROBERTS, DIRECTOR....................     115,000(2)          0.8%

SANDRA F. ROREM, DIRECTOR.......................      16,000(5)         *

RONALD W. TARRANT, DIRECTOR.....................     393,374(8)          2.5%

DEAN D. THORNTON, DIRECTOR......................      45,000(9)         *

ALL DIRECTORS AND OFFICERS -- AS A GROUP (12       1,196,690(10)         7.8
PERSONS)........................................

------------------------

  * Less than 0.5% beneficial ownership of Company Common Stock.

 (1) Includes options exercisable within 60 days for 28,000 shares of Company Common Stock.

 (2) Includes options exercisable within 60 days for 60,000 shares of Company Common Stock.

 (3) Includes options exercisable within 60 days for 50,000 shares of Company Common Stock.

 (4) Includes options exercisable within 60 days for 98,000 shares of Company Common Stock.

 (5) Includes options exercisable within 60 days for 16,000 shares of Company Common Stock.

 (6) Includes options exercisable within 60 days for 45,000 shares of Company Common Stock.

 (7) Includes options exercisable within 60 days for 36,225 shares of Company Common Stock.

 (8) Includes options exercisable within 60 days for 344,000 shares of Company Common Stock.

 (9) Includes options exercisable within 60 days for 35,000 shares of Company Common Stock.

 (10) Includes options exercisable within 60 days for 766,225 shares of Company Common Stock.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater-than-ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended April 30, 1998, all Section 16(a) filing requirements were complied with.

EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following table sets forth information for the years ended April 30, 1998, 1997 and 1996, with respect to the Chief Executive Officer and each of the four other highest paid executive officers of the Company whose aggregate cash compensation in fiscal 1998 exceeded $100,000:

                                                                LONG TERM
                                                               COMPENSATION
                                                 ANNUAL        ------------
                                              COMPENSATION      NUMBER OF
                                           ------------------     STOCK         ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR   SALARY    BONUS      OPTIONS      COMPENSATION*
-----------------------------------  ----  --------  --------  ------------   -------------
RONALD W. TARRANT .................  1998  $350,000  $227,500     75,000        $ 29,981
 CHAIRMAN, PRESIDENT AND CHIEF       1997   362,790         0    120,000          23,075
 EXECUTIVE OFFICER                   1996   324,712    29,700     25,000          23,680

R. BRAD LAWRENCE (1) ..............  1998  $178,178  $ 80,328     50,000        $ 19,915
 EXECUTIVE VICE PRESIDENT & CHIEF    1997   111,153         0     50,000           8,000
 OPERATING OFFICER                   1996     --        --        --              --

THOMAS A. CROSS (2) ...............  1998  $ 89,078         0          0        $ 24,134
 GROUP PRESIDENT ACCESS AND          1997   200,023         0     45,000          20,484
 SERVICES                            1996   178,267  $ 17,710     25,000          19,969

STEPHEN D. REICHENBACH ............  1998  $129,423  $ 58,500     18,000        $ 16,595
 EXECUTIVE VICE PRESIDENT,           1997   108,251     2,500     20,000           8,984
 TREASURER AND CHIEF FINANCIAL       1996    70,847     8,922     10,000           3,590
 OFFICER

JOHN S. LENESS ....................  1998  $125,008  $ 56,254     18,000        $ 13,670
 GENERAL COUNSEL AND CORPORATE       1997   126,739         0     45,000           8,203
 SECRETARY                           1996    99,986     8,557     25,000           9,741

------------------------

 * Includes company contributions to the 401(k) Plan and the Flow International Corporation Executive Deferral Plan and interest paid on loans.

(1) Mr. Lawrence joined the Company in fiscal year 1997.

(2) Mr. Cross resigned in September 1997.

                              OPTION GRANTS TABLE
                                  FISCAL 1998

    The following table sets forth certain information regarding options granted to the Company's chief executive officer and each of the individuals named in the Summary Compensation table during the fiscal year ended April 30, 1998.

                                                                                        POTENTIAL REALIZABLE
INDIVIDUAL GRANTS                                                                    --------------------------
----------------------------------------------------------------------------------
                                             PERCENT OF                               VALUE AT ASSUMED ANNUAL
                                               TOTAL                                    RATES OF STOCK PRICE
                                              OPTIONS                                 APPRECIATION FOR OPTION
                                NUMBER OF    GRANTED TO     EXERCISE                      TERM (10 YEARS)
                                 OPTIONS    EMPLOYEES IN     PRICE      EXPIRATION   --------------------------
NAME                             GRANTED    FISCAL YEAR    ($/SHARE)       DATE           5%           10%
------------------------------  ---------   ------------   ----------   ----------   ------------  ------------
ALL FLOW STOCKHOLDERS*........                                                       $267,346,576  $425,704,741

RONALD W. TARRANT.............   30,000         7.08%        $10.88       09/30/07   $    205,537  $    518,738
                                 45,000        10.62%        $10.06       03/03/08        285,201       719,793

R. BRAD LAWRENCE..............   40,000         9.44%        $10.06       03/03/08   $    253,512  $    639,816
                                 10,000         2.36%        $10.75       11/06/07         67,725       170,925

THOMAS A. CROSS...............    --           --             --            --       $    --       $    --

STEPHEN D. REICHENBACH........   18,000         4.25%        $10.06       03/03/08   $    114,080  $    287,917

JOHN S. LENESS................   18,000         4.25%        $10.06       03/03/08   $    114,080  $    287,917

------------------------

 * Based on a total value of the Company's outstanding common stock at April 30, 1998, of $164,165,999.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1998
                       AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth certain information regarding options exercised during the year ended April 30, 1998, by the Company's Chief Executive Officer and each of the individuals named in the Summary Compensation Table.

                                                            TOTAL NUMBER OF        VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS
                                  SHARES                    FISCAL YEAR-END       AT FISCAL YEAR-END (1)
                                ACQUIRED ON    VALUE    ------------------------  ----------------------
NAME                             EXERCISE    REALIZED   EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
------------------------------  -----------  ---------  -----------  -----------  ---------  -----------
RONALD W. TARRANT.............           0      --         320,000      195,000   $1,858,700  $ 155,138

R. BRAD LAWRENCE..............           0      --          25,000       75,000      42,188      67,288

THOMAS A. CROSS...............     119,000   $ 532,228           0            0           0           0

STEPHEN D. REICHENBACH........           0           0      26,225       28,000      77,702      34,420

JOHN S. LENESS................           0           0      89,000       63,000     421,438      59,108

------------------------

(1) Calculated using $10.69, the closing price of the Company's common stock as reported by NASDAQ on April 30, 1998.

COMPENSATION COMMITTEE REPORT

    The Compensation and Plan Administrator Committee has adopted the following philosophy statement:

        Flow International believes that the purpose of compensation is to attract, motivate, and retain excellently performing employees throughout the company. Furthermore, Flow also believes that pay programs, especially those for top executives, should be designed in a manner that aligns employee interests with those of the stockholders. In view of these two beliefs, executive compensation programs at Flow International will be designed to meet the following objectives:

    - Base salaries will be targeted at the 75th percentile of competitive practice based on the results of surveys.

    - Bonus or incentive compensation will be based on individual, unit, and/or total company performance. At least 50% of executive bonuses will be tied directly to overall company results.

    - Stock options will be granted, as appropriate, by the Board in accordance with the current stock compensation plan.

    - To more closely align executive interests with those of the stockholders, executives will be required to achieve established stock ownership goals in accordance with the Stock Ownership Plan.

        The administration of the compensation programs will be directed toward ensuring that the executives are paid fairly and competitively while maintaining a strong relationship between the overall performance of Flow International and the level of compensation.

    The Committee's decisions are presented to and are subject to final approval by the Board of Directors. The Committee also believes that the shareholders' interests will be best served if all employees of the Company are also shareholders. The Company has implemented programs to grant options to all employees so that they will become shareholders. In order to implement its philosophy, the Committee has implemented an executive compensation program with the following elements:

    BASE SALARY. Consistent with the Committee's philosophy, base salaries for fiscal 1999 were based on comparisons to salary levels at comparable companies with the goal of setting levels at the seventy-fifth percentile. In its review, the Committee relied on data compiled by the Company's Human Resources group and outside survey data for each Company executive. For fiscal 1999 executive salaries, which had not been adjusted in fiscal 1998, were adjusted to bring them into line with the seventy-fifth percentile level at comparable companies.

    BONUS PROGRAM. The Committee believes that shareholder return in the short term will be maximized by ensuring that the Company achieves good operating results. The Committee has structured the Company's executive bonus program so that annual bonuses are payable based on achievement of target levels for operating income, net of bonuses, return on managed assets (or cash, inventories and accounts receivable), and shareholder return, which the Committee believes are the best measures of the Company's financial performance. For fiscal 1999, as in fiscal 1998, in order to align the Company's practice with comparable practice, target bonus levels were established at 45% of base salary for executive officers and 65% for the Chairman, President and Chief Executive Officer. The bonuses payable will vary depending on the Company's and executive's performance against the established targets.

    STOCK OPTIONS. In order to provide management with incentives to maximize long-term shareholder returns, the Committee, as administrator of the Company's stock option plans, grants stock options to management. The Committee believes that such grants will encourage management to pursue long-term strategies that will increase the price of the Company's shares. The grants are generally made annually at the time of the Committee's annual review of executive compensation. Grants for fiscal 1999 were made in March, in connection with the

Committee's annual review of overall executive compensation.

    STOCK OWNERSHIP. Because the Committee believes that executives who share the same risks as the Company's stockholders will be more likely to manage the Company to maximize stockholder value, the Committee implemented in fiscal 1994 and continued for fiscal 1999 requires that executives acquire and maintain minimum holdings of the Company's stock. The Committee intends that the plan encourage executives to hold at least five percent of the Company's outstanding common stock. Stock ownership goals have been established for each executive officer based on individual responsibilities and salary level and range from 150,000 shares to 45,000 shares. Executives are given five years to reach their goals. The Committee will reduce future stock option awards to those executives who fail to meet their ownership goals.

    The Committee specifically reviews the performance of the Chairman, President and Chief Executive Officer in the course of its review of the Company's executive compensation program. The Committee's evaluation of the compensation for the President, Chairman and Chief Executive Officer is based not only on the Company's financial performance during the fiscal year, but also on achievement of long-term strategic goals. For fiscal 1999, the Committee adjusted the compensation of the Chairman, President and Chief Executive Officer to make it consistent with compensation paid at comparable companies. During the course of the year the Committee monitors the Company's performance and meets both with and without management to evaluate the Company's results.

    The Board of Directors has also approved agreements with the Company's senior executives that provide for continuation of their salaries in the event their jobs are eliminated or their responsibilities materially reduced following a change in control of the Company. The Board believes that this will ensure that executives will evaluate any possible offers for the Company in an objective manner consistent with the best interests of the Company's shareholders.

    In August of 1993, the Internal Revenue Code was amended to impose a limitation on the deductibility of nonperformance based annual executive compensation in excess of $1.0 million. The Compensation Committee presently anticipates that the Company's executive compensation will either be below such levels or will be structured to qualify as "performance based compensation" which is exempt from such limitation.

    This report is submitted by the members of the Compensation and Plan Administrator Committee. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not be deemed filed under such acts.

                                                           COMPENSATION AND PLAN
                                                         ADMINISTRATOR COMMITTEE

                                                   Arlen I. Prentice -- Chairman

                                                   Daniel J. Evans

                                                   Ron Barbaro

COMPENSATION COMMITTEE MEMBERSHIP

    The Compensation and Plan Administration Committee is composed of independent outside directors, none of whom serve on boards of companies whose boards include Company executives.

STOCK PERFORMANCE GRAPH

    The following graph sets forth the cumulative total stockholder return (assuming reinvestment of dividends) to the Company's stockholders during the five-year period ending April 30, 1998, as well as overall stock market index (NASDAQ) and for those peer group indices selected for each of the Company's product lines (S & P Machine Tools, Dow Jones Factory Equipment and Dow Jones Heavy Construction). The Company has paid no dividends on its common stock.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           FLOW INTERNATIONAL     S & P      NASDAQ STOCK       DOW JONES          DOW JONES

                                                               FACTORY EQUIP-     HEAVY CONSTRUC-
                  CORPORATION  SMALLCAP 600  MARKET (U.S.)               MENT                TION
4/30/93                100.00        100.00         100.00             100.00              100.00
4/30/94                 90.20        114.45         111.29             103.38              130.25
4/30/95                131.37        121.36         129.38             101.78              120.34
4/30/96                154.90        164.67         184.43             108.98              150.06
4/30/97                139.22        170.86         195.20             100.74              135.61
4/30/98                167.65        250.73         292.16             137.07              127.49

                          APPROVAL OF REINCORPORATION
                          FROM DELAWARE TO WASHINGTON
                             (PROXY PROPOSAL NO. 2)

APPROVAL OF REINCORPORATION FROM DELAWARE TO WASHINGTON

    The Board of Directors believes that the best interests of the Company and its stockholders will be served by changing the Company's state of incorporation from Delaware to Washington (the "Reincorporation"). The Board of Directors has approved the Reincorporation, which would be accomplished by merging the Company with and into a newly formed Washington subsidiary, New Flow International Corporation. ("New Flow"). Upon effectiveness of the merger, New Flow's name will be changed to Flow International Corporation. At the Annual Meeting, the stockholders will be asked to approve the Reincorporation. In connection with the Reincorporation, the stockholders will also approve an increase in the authorized common stock of the Company (the "Common Stock").

    Set forth below is brief summary of the principal reasons the Board of Directors recommends a vote in favor of the proposed reincorporation, followed by an in-depth discussion of (i) the means by which the reincorporation will be accomplished (through a merger with a newly created Washington subsidiary) and
(ii) the principal differences between Delaware and Washington corporate law as they affect shareholders.

PRINCIPAL REASONS FOR THE PROPOSED REINCORPORATION

    The Company's Certificate of Incorporation and Bylaws have remained substantially unchanged and have not been updated since the Company's incorporation as a Delaware corporation in 1980. As part of a recent examination of these documents, the Board of Directors determined that, for a number of reasons, changing the Company's state of incorporation from Delaware to Washington and adopting a new corporate charter would be in the best interests of the Company and its stockholders. The Reincorporation would, among other things:

    - Allow the Company to save approximately $33,000 annually in franchise fees;

    - Allow the Company to provide improved indemnification for its directors, ensuring that the Company can continue to attract and retain qualified and talented individuals to serve the stockholders; and

    - Provide greater protection for the Company from potential hostile acquisitions, ensuring that the Board of Directors can negotiate the most favorable terms possible with a potential hostile acquirer.

    FRANCHISE FEES. As a Delaware corporation the Company pays a substantial annual franchise fee to be incorporated in Delaware. Such franchise fee is calculated based on the Company's assets and total authorized shares. Such fee in 1997 was $33,000 (calculated based on the assumed par value capital method). In Washington there is no such franchise tax. Domestic corporations in Washington pay only an annual report fee of $59.

    INDEMNIFICATION OF DIRECTORS. The Company believes its ability to indemnify its directors for certain actions taken as directors is essential to its ability to attract and retain qualified and talented directors. In Delaware, the ability of a company to indemnify its directors for payments in settlement of actions brought against the director in the name of the corporation, commonly referred to as derivative actions, is not clear. Under Washington law, indemnification of directors for derivative action is permitted, subject to specific limitations.

    HOSTILE ACQUISITIONS. Although the Company currently is not aware of any potential acquirer, the potential threat exists of a takeover by another company under hostile terms not negotiated by the Company's board of directors and top management. The Company has taken several steps to ensure that any acquisition of the Company would be on negotiated terms, favorable to the stockholders of the Company. The key step the Company has taken is the issuance of Preferred Stock purchase rights in 1990 (the "Rights"). In addition to the Rights, the board of directors feel that Washington law would further permit them to protect the Company and its stockholders from any hostile takeover attempt not favorable in its terms to the stockholders and the Company.

Washington law prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" (such as a merger or sale of assets) with an "acquiring person" who acquires 10% or more of the voting securities of a target corporation for a period of five years after such acquisition, unless the transaction is approved by a majority of the members of the target corporation's board of directors prior to the date of the acquisition. Accordingly, a reincorporation into Washington would allow the board of directors to ensure that any proposed acquisition was conducted on terms approved by the board of directors.

BACKGROUND

    The Company was originally incorporated as a Delaware corporation in 1980. Delaware was selected because it provided a comprehensive body of both statutory and case law appropriate for a public corporation. Among the significant provisions are the state's corporate laws relating to limitations on director liabilities and indemnification of directors and officers. These issues have consistently been viewed by the Board of Directors and management as extremely important to recruiting and retaining directors and officers of the highest caliber who are essential to the continuing successful operation of the Company. Although the Company has not incurred any recent problem in recruiting or retaining directors and officers, the cost and availability of adequate director and officer insurance and the uncertainties relating to indemnification have been reviewed on a regular basis.

    As corporations in Washington and other states made similar decisions to incorporate in Delaware, the legislatures of other states, including Washington, updated their corporation laws. Specifically, the Washington Legislature amended its corporate law in 1987 to provide limitations on director liability and to revise statutes relating to indemnification of directors and officers. Furthermore, in 1989, the Washington Legislature adopted a comprehensive revision of the Washington Business Corporation Act ("WBCA") which became effective in 1990 and has been further amended through 1996. It is the Company's opinion that Washington law is now as clear and better addresses the Company's concerns in these areas than does Delaware law. In addition, the Company anticipates significant savings in its annual franchise fees with reincorporation in Washington. It is anticipated that the annual fees in Washington will be only $59.

PLAN OF MERGER

    In order to effect the change in the Company's state of incorporation, the Company will be merged with and into New Flow pursuant to the terms of the proposed Agreement and Plan of Merger (the "Merger Agreement," a copy of which may be obtained from the Secretary of the Company). Upon the completion of the merger, the owner of each outstanding common share of the Company will automatically own one New Flow common share. Each outstanding certificate representing a Company common share or shares will continue to represent the same number of shares in New Flow (i.e., a certificate representing one Company common share will then represent one New Flow common share). THUS, IT WILL NOT BE NECESSARY FOR STOCKHOLDERS OF THE COMPANY TO EXCHANGE THEIR EXISTING SHARE CERTIFICATES. The Common Stock of the Company will continue to be traded on the Nasdaq National Market under the same symbol subsequent to the merger.

    New Flow's Articles of Incorporation and By-Laws will be the Articles of Incorporation and By-Laws of the surviving corporation, except that, upon the effectiveness of the merger, New Flow's name will be changed to Flow International Corporation. A copy of the Articles of Incorporation of New Flow, including the increase in authorized Common Stock, may be obtained from the Secretary of the Company.

EFFECT OF REINCORPORATION AND MERGER

    The Reincorporation and the merger will effect a change in the legal domicile of the Company and other changes of a legal nature, the most significant of which are described in this Proxy Statement. However, the Reincorporation and merger will not result in any change in the name, business, management, location of the Company's principal executive offices, assets, liabilities, or net worth or accounting practices. Moreover, as noted above, the Company's Common Stock will continue to be traded on the Nasdaq National Market under the symbol "FLOW". The merger will not give rise to any appraisal or dissenters' rights.

INCREASE IN AUTHORIZED SHARES

    The Company's current Certificate of Incorporation provides for the authorization of 20,000,000 shares of Common Stock. The proposed Articles of Incorporation of New Flow provides for the authorization of 30,000,000 shares of Common Stock, As of June 29, 1998, based on the number of shares of Common Stock currently outstanding and the number of shares eligible for issuance under all of the Company's stock option plans, there were 17,872,291 shares of Common Stock either outstanding or reserved, leaving 2,127,709 authorized but unissued and unreserved shares of Common Stock available for other corporate purposes or opportunities. The Board of Directors does not believe that such number is adequate to provide for the Company's anticipated growth.

    The Reincorporation increases by 10,000,000 in the number of authorized and unissued shares of Common Stock which may be used for any proper corporate purpose by the Company. including, without limitation, issuance of shares in public or private offerings, issuance of securities convertible into shares of Common Stock for cash as a means of obtaining additional capital for use in the Company's business and operations, or issuance of shares of Common Stock as part or all of the consideration required to be paid by the Company in the acquisition of other businesses or properties. With this increase, the Board of Directors believes that the Company will have sufficient shares of Common Stock available for corporate purposes or opportunities as are likely to arise in the reasonably foreseeable future. There are at present no firm plans, arrangements or understandings relating to the issuance of any of the currently authorized and unissued shares of Common Stock or the additional shares of the Common Stock proposed to be authorized.

    If the Reincorporation is approved, the newly authorized shares of Common Stock would have all of the rights and privileges as the shares of Common Stock presently authorized. Once shares of Common Stock are authorized, the Board of Directors can issue shares of Common Stock without shareholder approval, except as may be required by law or regulations or by the rules of any stock exchange on which the Company's securities may then be listed.

    The issuance of the additional shares of Common Stock, may, under certain circumstances, make attempts to acquire control of the Company more difficult. For example, an issuance of additional shares of Common Stock may make it more difficult to obtain shareholder approval of actions such as removal of directors or amendments to the bylaws. In addition, shares of Common Stock could be issued in other transactions that could make a change in control of the Company more difficult. The Company is not aware of any effort to obtain control of the Company by a tender offer, proxy contest, or otherwise, and the Company has no present intention to use the additional shares of authorized Common Stock for anti-takeover purposes.

    Although the Board of Directors would issue additional Shares based on its judgment as to the best interests of the Company and its shareholders, the issuance of additional shares of Common Stock would have the effect of diluting the voting power per share and could have the effect of diluting the book value per share of the outstanding shares of Common Stock.

PRINCIPAL DIFFERENCES IN CORPORATE CHARTERS

    The Company's Restated Certificate of Incorporation (the "Certificate") differs from New Flow's Articles of Incorporation primarily as to indemnification of officers and directors and limitations on director liability. In addition, the Articles of Incorporation of New Flow (the "Articles") do not include certain outdated provisions currently set forth in the Certificate. Other differences primarily concern technical distinctions between the WBCA and the Delaware General Corporation Law ("DGCL").

    LIMITATION ON DIRECTOR LIABILITY. Both the WBCA and the DGCL allow charter documents to eliminate or limit the personal liability of directors; however, the two statutes prescribe different limitations. In Washington, a company's articles of incorporation may not eliminate or limit the liability of a director for: (i) acts or omissions involving intentional misconduct or a knowing violation of law; (ii) approval of certain distributions contrary to law; or
(iii) any transaction from which the director personally receives a benefit in money, property, or services to which the director is not legally entitled. The Delaware statute excludes the limitation of director liability: (i) if a director has breached the duty of loyalty to the corporation or its stockholders; or (ii) for acts or omissions not in good faith. In both New Flow's Articles of Incorporation (the "Articles") and the Certificate, these limits on director liability are deemed to be contract rights, which may not be adversely affected by a repeal or modification of the applicable law and which are to be automatically amended as authorized by changes in applicable law so that the liability of a director shall be eliminated or limited to the fullest extent not prohibited by applicable law. In addition, the Certificate contains a provision limiting a director's liability for monetary damages for a breach of fiduciary duty to one-third of the cash compensation payable to that director in the fiscal year in which the breach occurred. Neither the DGCL nor the WBCA limit a director's liability for violation of certain federal laws including the federal securities laws.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS. Under the Certificate Incorporation and under Delaware law, the ability of the Company to indemnify its directors and officers for payments made in settlement of derivative actions may be open to certain questions. See "Principal Reasons for the Proposed Reincorporation" above. The Certificate is silent as to indemnification of directors. As a result, the availability of indemnification by the Company of its directors would be addressed on a case by case basis. Such lack of a provision for indemnification may create uncertainty for a potential director and could affect the Company's ability to attract and retain qualified and talented directors. Accordingly, New Flow's Articles of Incorporation create some clarity by providing that New Flow shall indemnify its directors and officers for expenses and liabilities incurred by them as a result of their service as directors and officers, provided that no such indemnification shall be provided on account of: (i) acts or omissions of the director or officer finally adjudged to be intentional misconduct or a knowing violation of the law;
(ii) approval of certain distributions contrary to law; or (iii) any transaction with respect to which the director or officer is finally adjudged to have received a benefit to which he or she was not legally entitled. This comprehensive language is intended to provide the broadest indemnification of directors and officers not prohibited by Washington law, and to authorize indemnification of directors and officers of amounts paid in settlement of actions brought on behalf of the Company, commonly known as derivative actions. See "Certain Differences in Corporate Law -- Indemnification of Directors and Officers" below.

    The Board of Directors believes that the potential personal liability that can result from derivative actions arising out of an individual's service as a director or officer of a corporation is a major concern for individuals who are asked to serve in such positions. The Board of Directors has concluded that by providing indemnification to the Company's directors and officers for amounts paid in settlement of derivative actions, subject to the restrictions set forth in the WBCA, the Company will be able to effectively maintain its ability to recruit and retain individuals who possess the qualities and experience necessary to serve as directors and officers of the Company.

    OTHER DIFFERENCES IN THE ARTICLES OF INCORPORATION OF NEW FLOW COMPARED TO THE CERTIFICATE OF THE COMPANY. New Flow's Articles of Incorporation differ in other aspects. The Company's current Certificate contains certain provisions relating to the election of "inside" and "outside" directors originally created in the 1980's to ensure certain investors of board representation. By their original terms, such provisions expired at midnight on December 31, 1985 and accordingly such provisions are not carried over into the Articles of Incorporation of New Flow.

    In addition, the general provision under the WBCA provides that unless specified to the contrary in the articles of incorporation, the affirmative vote of two-thirds of all votes entitled to be cast in the case of a merger, consolidation, sale of all or substantially all of its assets not in the ordinary course of its business or dissolution, instead of a simple majority which is the DGCL requirement. The Certificate, however, provides that in the case of a merger, consolidation, sale of all or substantially all of its assets not in the ordinary course of its business or dissolution, a vote of two-thirds of the shares authorized to vote is required. To continue this requirement, New Flow will implement the WBCA general provision and such matters will require a two-thirds vote. So as to minimize differences in corporate governance before and after the Reincorporation, preemptive rights, and cumulative voting are precluded in the Articles since such rights do not presently apply to the Company under the DGCL and the Certificate.

    Various differences also exist between New Flow's By-Laws and the Company's By-Laws which are generally reflective of technical differences between Delaware and Washington law and a policy decision not to include provisions which are adequately covered by statute or not required to be included in the By-Laws. However, none of these provisions is expected to have a material effect on the governance of the Company. A copy of New Flow's By-Laws may be obtained by writing to the Corporate Secretary at the Company's Executive Offices.

CERTAIN DIFFERENCES IN CORPORATE LAW

    The DGCL currently governs the rights of the Company's stockholders. After the merger, the rights of stockholders shall be governed by the WBCA. The following discussion summarizes certain significant differences between the provisions of the DGCL and the WBCA, as applicable to a public company.

    PROVISIONS AFFECTING ACQUISITIONS AND BUSINESS COMBINATIONS. The WBCA imposes restrictions on certain transactions between a corporation and certain significant stockholders.

    Washington law (Chapter 19 of the WBCA) prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" (such as a merger or sale of assets) with an "acquiring person" who acquires 10% or more of the voting securities of a target corporation for a period of five years after such acquisition, unless the transaction is approved by a majority of the members of the target corporation's board of directors prior to the date of the acquisition. Target corporations include domestic corporations with a class of voting shares registered with the Securities and Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). Foreign corporations required to have a certificate of authority to transact business in Washington are also subject to the statute if:
(i) the corporation has a class of voting shares registered with the SEC pursuant to the Exchange Act; (ii) its principal executive office is located in Washington; (iii) it has (A) more than 10% of its stockholders of record resident in Washington, (B) more than 10% of its shares owned by Washington residents or (C) 1,000 or more stockholders of record in Washington; (iv) a majority of its employees, together with those of its subsidiaries, are residents of the state, or the corporation, together with its subsidiaries, employs more than 1,000 residents in the state; and (v) a majority of the corporation's tangible assets, together with those of its subsidiaries, are located in Washington or the corporation and its subsidiaries has more than $50 million worth of tangible assets in Washington. A target corporation which meets the definition may not "opt out" of this statute. The Company, currently a foreign corporation with a certificate of authority to transact business in Washington, believes it may meet these requirements and may be subject to the statute.

    Delaware has enacted a business combination statute that is contained in
Section 203 of the DGCL providing that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested stockholder") may not engage in certain "business combinations" with the target corporation for a period of three years following the date the person became an interested stockholder, unless (i) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine individually whether shares will be tendered in a tender or exchange offer); or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

    These restrictions placed on interested stockholders by Section 203 do not apply under certain circumstances, including, but not limited to, the following:
(i) if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 or (ii) if the corporation, by action of its stockholders, adopts an amendment to its By-Laws or certificate of incorporation expressly electing not to be governed by Section 203, provided that such an amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote and that such an amendment will not be effective until 12 months after its adoption and will not apply to any business combination with a person who became an interested stockholder at or prior to such adoption. The Company has not elected to take itself outside of the coverage of Section 203.

    The Company believes that the differences between these two statutes are not material as they apply to the Company. Also, as discussed above, the Company, as a foreign corporation doing business in Washington, believes it is presently subject to the WBCA statute. With approval of the reincorporation, the provisions of Chapter 19 of the WBCA would clearly apply to the Company because such provisions apply to all domestic corporations (i.e. Washington corporations) with a class of voting securities registered with the SEC pursuant to the Exchange Act.

    AMENDMENT OF ARTICLES/RESTATED CERTIFICATE OF INCORPORATION. The WBCA authorizes a corporation's board of directors to make various changes to its articles of incorporation without stockholder approval including changes: of corporate name, of the number of outstanding shares in order to effectuate a stock split or stock dividend in the corporation's own shares, and to change or eliminate provisions with respect to par value of its shares. Other amendments to a corporation's articles of incorporation must be recommended to the stockholders by the board of directors, unless the board determines that because of a conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the stockholders with the amendment. For the amendment to be adopted, it must be approved by a majority of all votes entitled to be cast by each voting group which has a right to vote on the amendment.

    Under the DGCL, amendments to a corporation's certificate of incorporation require the approval of stockholders holding a majority of the voting power of the corporation unless a different proportion is specified in the certificate of incorporation. The Certificate provides that amendments to the Certificate, other than a change to the name, its registered office or corporate purpose, which require only a majority vote, must be approved by the affirmative vote of two-thirds of the outstanding shares entitled to vote. Under the WBCA, amendments to the articles of incorporation of a public company (defined as one with a class of securities registered with the SEC pursuant to Section 12 or 15 of the Exchange Act, which covers the Company), are by majority vote unless the amendment would affect voting on one of the organic changes (e.g. merger, sale of substantially all assets) which requires a two-thirds vote.

    MERGERS, ACQUISITIONS AND OTHER TRANSACTIONS. Under the WBCA, a merger, consolidation, sale of substantially all of a corporation's assets other than in the regular course of business, or dissolution of a public corporation must be approved by the affirmative vote of a majority of directors when a quorum is present, and by two-thirds of all votes entitled to be cast by each voting group entitled to vote as a separate group, unless another proportion is specified in the articles of incorporation. The WBCA allows companies to provide for a lesser vote or lesser vote by separate voting groups, so long as the vote provided for each separate voting group is not less than a majority of all votes entitled to be cast. As previously set forth in "Other Differences in the Charter Documents," New Flow's Articles of Incorporation implement the WBCA's standard provision requiring that the corporate transactions specified above be approved by two-thirds of the outstanding shares entitled to vote. Under the DGCL, a merger, consolidation, sale of all or substantially all of a corporation's assets other than in the regular course of business or dissolution of a corporation must be approved by a majority of the outstanding shares entitled to vote.

    ACTION WITHOUT A MEETING. Under the WBCA, stockholder action may be taken without a meeting if written consents setting forth such action are signed by all holders of outstanding shares entitled to vote thereon.

    The DGCL authorizes stockholder action without a meeting if consents are received from holders of a majority of the outstanding shares. The Certificate does not permit such action, but does permit an action to take place without a meeting if consents are signed by all of the Company's stockholders.

    SPECIAL MEETINGS OF STOCKHOLDERS. Delaware law provides that the board of directors or a person authorized in the certificate of incorporation or bylaws, may call a special meeting of the stockholders. The current bylaws of Flow provides specifically that special meetings may in some circumstances be called by shareholders. Under Washington law, the board of directors or those persons authorized by the corporation's articles of incorporation or bylaws may call a special meeting of the corporation's shareholders, as well as shareholders holding 10 percent of the voting power can call special meetings. Under Washington law, however, the right of shareholders of a public company to call a special meeting may also be limited by the Articles of Incorporation. New Flow's Articles provide that meetings are to only be held upon notice given by the Board of Directors. Accordingly, no such right of shareholders to call meetings will exist in New Flow.

    CLASS VOTING. Under the WBCA, the articles of incorporation of a corporation may authorize one or more classes of shares that have special, conditional or limited voting rights, including the right to vote on certain matters as a group. The articles of incorporation may not limit the rights of holders of a class to vote as a group with respect to certain amendments to the articles of incorporation and certain mergers that adversely affect the rights of holders of that class.

    The DGCL requires voting by separate classes only with respect to amendments to the certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes.

    TRANSACTIONS WITH OFFICERS OR DIRECTORS. The WBCA sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if: (i) it is approved by a majority of qualified directors; (ii) it is approved by the affirmative vote of all qualified shares; or (iii) at the time of commitment, the transaction was fair to the corporation. For purposes of this provision, "qualified director" is one who does not have: (a) a conflicting interest respecting the transaction, or (b) a familial, financial, professional, or employment relationship with a second director which relationship would reasonably be expected to exert an influence on the first director's judgment when voting on the transaction. "Qualified shares" are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director who has a conflicting interest respecting the transaction.

    The DGCL provides that contracts or transactions between a corporation and one or more of its officers or directors or an entity in which they have an interest is not void or voidable solely because of such interest or the participation of the director or officer in a meeting of the board or a committee which authorizes the contract or transaction if: (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of disinterested directors; (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, or the stockholders.

    APPRAISAL OR DISSENTERS' RIGHTS. Under the WBCA, a shareholder is entitled to dissent from and, upon perfection of his or her dissenters' rights, to obtain fair value of his or her shares in the event of certain corporate actions, including certain mergers, consolidations, share exchanges, sales of substantially all assets of the corporation, and amendments to the corporation's articles of incorporation that materially and adversely affect such shareholder's rights.

    Under the DGCL, appraisal rights are available only in connection with certain mergers or consolidations, unless otherwise provided in the corporation's certificate of incorporation. Even in the event of those mergers or consolidations, unless the certificate of incorporation otherwise provides, the DGCL does not provide appraisal rights (i) if the shares of the corporation are listed on a national securities exchange, designated as a "National Market System" security, or held of record by more than 2,000 stockholders (as long as in the merger the stockholders receive shares of the surviving corporation or any other corporation the shares of which are listed on a national securities exchange, designated as a National Market System security, or held of record by more than 2,000 stockholders) or (ii) if the corporation is the surviving corporation and no vote of its stockholders is required for the merger. The Company's common stock is listed on the Nasdaq National Market and stockholders therefore would presently not have statutory appraisal rights under the DGCL in such mergers but would have statutory dissenters' rights under the WBCA. The procedure for exercise of dissenters' rights under the WBCA is also different from the appraisal rights in the DGCL.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS. Under the WBCA, if authorized by the articles of incorporation, a bylaw adopted or ratified by shareholders, or a resolution adopted or ratified, before or after the event, by the shareholders, a corporation has the power to indemnify a director or officer made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under any circumstances, except that no such indemnification shall be allowed on account of: (i) acts or omissions of a director finally adjudged to be intentional misconduct or a knowing violation of the law; (ii) conduct of a director finally adjudged to be an unlawful distribution; or (iii) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property or services to which the director was not legally entitled. Written commentary by the drafters of the WBCA, which has the status of legislative history, specifically indicates that a corporation may indemnify its directors and officers for amounts paid in settlement of derivative actions, provided that the director's or officer's conduct does not fall within one of the categories set forth above. New Flow's Articles provide that New Flow shall indemnify its directors and officers to the fullest extent not prohibited by law, including indemnification for payments in settlement of actions brought against the director or officer in the name of the corporation, commonly referred to as a derivative action. See "Principal Differences in Corporate Charters--Indemnification of Directors and Officers" above.

    Under the DGCL, indemnification of directors and officers is authorized to cover judgments, amounts paid in settlement, and expenses arising out of non-derivative actions where the director or officer acted in good faith and in, or not opposed to, the best interests of the corporation. Additionally, under the DGCL, a corporation may reimburse directors and officers for expenses incurred in a derivative action. While the DGCL provides that these indemnification provisions are not exclusive, which, in the Company's opinion, indicates that a corporation may provide for broader indemnification in its charter documents including circumstances not otherwise authorized under the DGCL, there is some uncertainty as to the extent to which a corporation may indemnify its directors and officers for judgments and amounts paid in settlement of derivative actions. There are no definitive decisions under Delaware law and this uncertainty exists because certain legal commentators have argued that such indemnification would be circular and is against public policy. Such uncertainty is furthered by the fact that the Certificate is silent as to indemnification of directors. Also, a proposal to permit such indemnification was specifically rejected by the General Corporation Law Section of the Delaware Bar Association.

    The Company has included undertakings in various registration statements filed with the SEC that in the event a claim for indemnification is asserted by a director or officer relating to liabilities under the Securities Act of 1933 the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification would be against public policy and will be governed by any final adjudication of such issue.

    TAX CONSEQUENCES. In connection with the Reincorporation, the law firm of Preston Gates & Ellis LLP, counsel to the Company, is of the opinion that the Reincorporation will constitute a tax free reorganization under the Internal Revenue Code. Accordingly, it is anticipated that no gain or loss will be recognized for federal income tax purposes by the Company, New Flow, or their stockholders as a result of the merger, and the tax basis and holding period for the shares of New Flow deemed received by the stockholders of the Company in exchange for the Company's shares will be the same as the tax basis and holding period of the shares of the Company deemed to be exchanged therefor. In addition, New Flow generally will succeed to the tax attributes of the Company.

VOTE REQUIRED AND BOARD RECOMMENDATION

    The Certificate requires the favorable vote of at least two-thirds of all of the outstanding voting shares of the Company to approve the Reincorporation.

    As discussed above, one of the reasons for proposing the Reincorporation is that Washington law has clearer and broader provisions relating to the limitation of director liability and indemnification of officers and directors. Accordingly, the Board has a personal interest in the approval of the Reincorporation.

    The indemnification requirements might have a significant adverse effect on the Company and its stockholders in the event of a substantial judgment or settlement, not otherwise covered by insurance, with respect to a director or officer entitled to indemnification.

    The Company is not aware of any pending or threatened litigation or proceeding which may result in a claim for indemnification by a director or officer or where the limitations on director liability under the DGCL or WBCA would be applicable.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE
     REINCORPORATION FROM DELAWARE TO WASHINGTON (INCLUDING THE INCREASE IN AUTHORIZED COMMON STOCK CONTEMPLATED THEREBY) BY MEANS OF A MERGER OF THE COMPANY INTO NEW FLOW, A NEWLY FORMED, WHOLLY-OWNED WASHINGTON CORPORATION

                            INDEPENDENT ACCOUNTANTS

    The firm of PricewaterhouseCoopers LLP has examined the financial statements of the Company since 1981. It is anticipated that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to answer stockholders' questions and will have the opportunity to make a statement if they so desire.

                       FORM 10-K AND FINANCIAL STATEMENTS

    The Company's 1998 Annual Report has been mailed to you with this Proxy Statement. The Annual Report contains the Consolidated Financial Statements of the Company and its subsidiaries and accompanying notes as of April 30, 1998 and 1997 and the Report thereon by PricewaterhouseCoopers LLP.

    If any stockholder entitled to vote at this Annual Meeting wishes to receive a copy of the Company's

Annual Report or Form 10-K, the Company will furnish that person, without charge, copies upon written request. Requests should be addressed:

    John S. Leness, Secretary
    Flow International Corporation
    23500 64th Avenue South
    Kent, Washington 98032

                             STOCKHOLDER PROPOSALS

    To be considered for presentation to the 1999 Annual Meeting of Stockholders, a stockholder proposal must be received at the offices of the Company, 23500 64th Avenue South, Kent, Washington 98032, not later than March 31, 1999.

                   SOLICITATION AND EXPENSES OF SOLICITATION

    Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Proxies may be solicited personally or by mail, telephone, facsimile or messenger. The Company will also pay persons holding shares of the Common Stock in their names or in the names of the nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All of the costs of the solicitation of proxies will be paid by the Company.

                                 OTHER MATTERS

    The Board of Directors knows of no other business which will be presented to the meeting. If any other business is properly brought before the meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

    Whether you intend to be present at this meeting or not, you are urged to return your proxy promptly.

    By order of the Board of Directors.

                        Ronald W. Tarrant
                        Chairman of the Board

                                   FORM OF PROXY
                     (To be printed on standard computer card)

Page One

                        SOLICITED BY THE BOARD OF DIRECTORS
                           FLOW INTERNATIONAL CORPORATION
                           ANNUAL MEETING OF STOCKHOLDERS
                                  August 26, 1998


     The undersigned hereby appoints Ronald W. Tarrant and John S. Leness, or either of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all of the shares of stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington 98111, on August 26, 1998, and at any adjournment of such meeting, for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with and as described in the Notice and accompanying Proxy Statement.


     If this Proxy is executed by you without indicating a choice regarding the nominees for director or without indicating a choice regarding Proposal 2, it will be deemed to grant authority to vote FOR the nominees for director and FOR Proposal 2.

PROPOSAL 1 - ELECTION OF DIRECTORS

     The Board of Directors recommends a vote FOR the nominees for Director.

     Election of three Directors:

          [  ]   Vote FOR the nominees listed below (except as marked to the contrary below).
          [  ]   WITHHOLD AUTHORITY to vote for the nominees listed below.

INSTRUCTIONS:    TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                 STRIKE A LINE THROUGH THAT NOMINEE'S NAME.

                           NOMINEES for Three-Year Terms:

                                   Ron D. Barbaro
                                 Arlen I. Prentice
                                 J. Michael Ribaudo


PROPOSAL 2 - APPROVAL OF A CHANGE IN THE COMPANY'S STATE OF INCORPORATION FROM
               DELAWARE TO WASHINGTON

     The Board of Directors recommends a vote FOR the Amendment.

          [  ]   Vote FOR Proposal 2
          [  ]   Vote AGAINST Proposal 2
          [  ]   WITHHOLD AUTHORITY to vote for Proposal 2


                 IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE

                               Form of Proxy (Cont'd.)

Page Two


                           FLOW INTERNATIONAL CORPORATION

     THIS PROXY IS SOLICITED BY MANAGEMENT. A majority of said proxies, including any substitutes, or if only one of them be present then that one, may exercise all powers granted hereunder at said meeting or any adjournment thereof. This proxy revokes any proxy to vote such shares at such meeting or any adjournment thereof heretofore given by the undersigned to anyone other than those named above.

     Signature must be that of him/herself. If shares are held jointly, each shareholder named should sign. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.


                              DATED:  ______________________, 1998
                                       IMPORTANT-PLEASE INSERT




                              -----------------------------------
                              Signature




                              -----------------------------------
                              Signature